Sub-Item 77E

(a)	Case No. BC467494 in Superior Court of the State of
California; filed August 12, 2011.
Parties: Transcontinental Corporation et al. v. Credit
Suisse (Cayman Islands Branch) et al.
Claims: Lender liability arising out of the investment at Lake Las Vegas.
Status: The case is stayed by court order.